EXHIBIT 5

LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502 or (202) 337-5503
WWW.SFTLAW.COM

June 5, 2003

Board of Directors
MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607

Members of the Board:

         We have acted as counsel to MB Financial, Inc., a Maryland corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 1,500,000 shares of the Corporation's common stock, par value $.01 per share (the "Common Stock"), to be offered pursuant to the MB Financial, Inc. 1997 Omnibus Incentive Plan (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related documents, the Corporation's charter and bylaws, resolutions of the Corporation's Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.
2.	The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

         We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ SILVER, FREEDMAN & TAFF, L.L.P.